UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Borqs Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Building B23-A,
Universal Business Park
No. 10 Jiuxianqiao Road
Chaoyang District, Beijing 100015,
China

Dear Shareholders:

You are invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Borqs Technologies, Inc. (the “Company”) on December 18, 2018, which will be held at our office at Building B23-A, Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing 10015, China, at 10:00 a.m. Beijing Time. Enclosed with this letter are your Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy voting card. The Proxy Statement included with this notice discusses each of our proposals to be considered at the Annual Meeting. Please review our annual report for the fiscal year ended December 31, 2017, which will be on our website at http://www.borqs.com (under “About Us - Investor Relations”).

At this year’s meeting, you will be asked to: (1) elect two (2) “Class I” directors, each of whom will be elected for a term of three years; (2) ratify the appointment of Ernst and Young Hua Ming LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and (3) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on October 26, 2018 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment and postponements thereof (the “Record Date”).

The Board of Directors believes that a favorable vote for each candidate for a position on the Board of Directors and for the ratification of Ernst and Young Hua Ming LLP in Proposal 2 is in the best interest of the Company and its shareholders and recommends a vote "FOR" all candidates and all other matters. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy promptly. On the following pages, we provide answers to frequently asked questions about the Annual Meeting.

You are welcome to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, you are requested to read the enclosed proxy statement and to sign, date and return the accompanying proxy as soon as possible. This will assure your representation and a quorum for the transaction of business at the meeting.

Sincerely,

/s/ Pat Chan
Pat Chan
Chairman of the Board of Directors

Beijing, China

October 30, 2018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: December 18, 2018

To the Shareholders of Borqs Technologies, Inc.:

The 2018 Annual Meeting of Shareholders will be held at our office at Building B23-A, Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing 10015, China at 10:00 a.m. Beijing Time. During the Annual Meeting, shareholders will be asked to:

(1)	Elect two (2) “Class I” directors, each of whom will be elected for a three year term, or until the election and qualification of their successors;

(2)	Ratify the appointment of Ernst and Young Hua Ming LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

(3)	Transact any other business properly brought before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on October 26, 2018, as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. If you are a shareholder as of October 26, 2018, you may vote at the meeting. The date of disseminating this Notice of Meeting and Proxy Statement is on or about November 6, 2018.

For a period of 10 days prior to the Annual Meeting, a shareholders list will be kept at our office and shall be available for inspection by shareholders during usual business hours. A shareholders list will also be available for inspection at the Annual Meeting.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, you are requested to read the enclosed proxy statement and to sign, date and return the accompanying proxy as soon as possible. This will assure your representation and a quorum for the transaction of business at the meeting. If you attend the meeting in person, the proxy will not be used if you so request by revoking it as described in the proxy statement.

By order of our Board of Directors

/s/ Anthony K. Chan
Anthony K. Chan
Chief Financial Officer

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 18, 2018:

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Notice, Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at https://www.cstproxy.com/borqs/2018. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before December 8, 2018 to facilitate timely delivery.

To request by phone: 866-894-0536

To request on the Internet: https://www.cstproxy.com/borqs/2018

If you have any questions about accessing materials or voting, please call Sandra Dou, the Company’s Sr. Manager of Investor Relations, at +86-170-9006-3138.

THE PROXY PROCEDURE

In lieu of a paper copy of the proxy materials, on or about November 6, 2018, we will first disseminate to our shareholders of record and beneficial owners of ordinary shares of Borqs Technologies, Inc. (which may be referred to in this proxy statement as “we,” “us,” “Borqs,” or the “Company”) a Notice of Internet Availability of Proxy Materials (the “Notice”) in connection with the solicitation of proxies by our board of directors (“Board”) for our annual meeting of shareholders to be held on December 18, 2018, at 10:00 a.m. Beijing Time at our office at Building B23-A, Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing 10015, China (referred to as the “Annual Meeting”). Shareholders who received the notice will have the ability to access this proxy statement and the accompanying proxy card over the Internet and to request a paper copy of the proxy materials by internet, email, or telephone. Our Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A shareholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the shareholder terminates such election.

 i

QUESTIONS AND ANSWERS ABOUT THE MEETING

What am I voting on?

At this year’s meeting, you will be asked to:

(1)	Elect two (2) “Class I” directors, each of whom will be elected for a term of three years, or until the election and qualification of their successors;

(2)	Ratify the appointment of Ernst and Young Hua Ming LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

(3)	Transact any other business properly brought before the Annual Meeting or any adjournments thereof.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Shareholders of record at the close of business on October 26, 2018 (the “Record Date”) may vote at the Annual Meeting. Pursuant to the rights of our shareholders contained in our charter documents each ordinary share has one vote. There were 31,303,350 ordinary shares outstanding on October 26, 2018. From December 8, 2018 through December 17, 2018, you may inspect a list of shareholders eligible to vote. If you would like to inspect the list, please call Sandra Dou, the Company’s Sr. Manager of Investor Relations, at +86-170-9006-3138 to arrange a visit to our offices. In addition, the list of shareholders will be available for viewing by shareholders at the Annual Meeting.

How do I vote?

You may vote over the Internet, by telephone, by mail or in person at the Annual Meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Vote by Internet. You can vote via the Internet at https://www.cstproxy.com/borqs/2018. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Beijing Time on December 17, 2018. Internet voting is available 24 hours a day. If you vote via the Internet, you do not need to vote by telephone or return a proxy card.

Vote by Telephone. You can vote by telephone by calling the toll-free telephone number 866-894-0536. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Beijing Time on December 17, 2018. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to vote over the Internet or return a proxy card.

Vote by Mail. If you received a printed proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to Borqs Technologies, Inc., Building B23-A, Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing 10015, China. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

Vote in Person at the Meeting. If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

If you vote by any of the methods discussed above, you will be designating Pat Chan, our Chief Executive Officer, and Anthony Chan, our Chief Financial Officer, as your proxies, and they will vote your shares on your behalf as you indicate.

Submitting a proxy will not affect your right to attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee describing how to vote your shares. The availability of Internet voting will depend on the voting process of your bank, broker or other nominee. Please check with your bank, broker or other nominee and follow the voting instructions it provides.

Can I receive future materials via the internet?

If you vote by internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce the Company’s printing and postage costs in the future, as well as the number of paper documents you will receive.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using the methods discussed above, you will be appointing each of Pat Chan, our Chief Executive Officer and Anthony Chan, our Chief Financial Officer, as your proxies. Each of them will vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please vote by proxy so that your ordinary shares may be voted.

How will my proxy vote my shares?

If you are a shareholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of Class I directors (see Proposal 1) and “FOR” the ratification of Ernst and Young Hua Ming LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (see Proposal 2). We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.

If your shares are held in the name of a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee describing how to vote your shares. The availability of Internet voting will depend on the voting process of your bank, broker or other nominee. Please check with your bank, broker or other nominee and follow the voting instructions your bank, broker or other nominee provides.

You should instruct your bank, broker or other nominee how to vote your shares. If you do not give voting instructions to the bank, broker or other nominee, the bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. Under the regulations applicable to New York Stock Exchange member brokerage firms (many of whom are the record holders of our ordinary shares), the uncontested election of directors is no longer considered a routine matter. Matters related to executive compensation are also not considered routine. As a result, if you are a beneficial owner and hold your shares in street name, but do not give your broker or other nominee instructions on how to vote your shares with respect to these matters, votes may not be cast on your behalf. If your bank, broker or other nominee indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold our Annual Meeting, but a broker non-vote will not otherwise affect the outcome of a vote on a non-routine matter that requires a majority of the votes of shares present in person or represented by proxy and entitled to vote. With respect to a non-routine matter that requires a favorable vote of a majority of the outstanding shares, a broker non-vote has the same effect as a vote against the proposal. With regard to the proposals for this Annual Meeting, the election of directors is “non-routine” and the ratification of auditors is “routine.” In tabulating the voting result for the election of directors, shares that constitute broker non-votes and abstentions are not considered votes cast. In tabulating the voting results for the ratification of auditors, abstentions are not considered as votes cast and broker non-votes are considered votes cast.

How do I change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

●	Notifying our corporate Secretary Pat Chan, in writing at Building B23-A, Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing 10015, China, that you are revoking your proxy;

●	Submitting a proxy at a later date via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Annual Meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

●	Attending and voting by ballot at the Annual Meeting.

If your shares are held in the name of a bank, broker or other nominee, you should check with your bank, broker or other nominee and follow the voting instructions provided.

What constitutes a quorum?

The holders of a majority of the Company’s eligible votes as of the Record Date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, the the Chairman of the board may adjourn the meeting to a later date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.

What vote is required to approve each proposal?

Election of Directors. For Proposal 1, the election of directors, the nominees will be elected by a majority of the votes of the ordinary shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy or voting instructions marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Ratification of the Appointment of Independent Registered Public Accounting Firm. For Proposal 2, the affirmative vote of the holders of ordinary shares entitled to vote and present at the meeting must exceed the votes cast against the proposal, in order for the proposal to be approved.

Other Proposals. Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of ordinary shares entitled to vote and present at the meeting to exceed the votes cast against the proposal for the proposal to be approved, except when a different vote is required by law and/or our memorandum and articles of association. On any such proposal, abstentions will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.

Abstentions and broker non-votes with respect to any matter will be counted as present and entitled to vote on that matter for purposes of establishing a quorum. Abstentions will be counted for purposes of determining the number of votes cast and accordingly will have the same effect as votes against on the outcome of voting with respect to any of the proposals for this Annual Meeting. Broker non-votes will have no effect on the outcome of voting with respect to Proposal 1. In tabulating the voting results for the ratification of auditors, broker non-votes are considered votes cast with respect to Proposal 2 and therefore will have an effect on the outcome of such proposal.

What percentage of our ordinary shares do our directors and officers own?

As of October 26, 2018, our current directors and executive officers beneficially owned approximately 7.2% of our ordinary shares outstanding. See the discussion under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 21 for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We, on behalf of our Board, through our directors, officers, and employees, are soliciting proxies primarily by mail. Further, proxies may also be solicited in person, by telephone, or facsimile. We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our ordinary shares.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

E&Y has served as the independent registered public accounting firm auditing and reporting on our financial statements for the fiscal years ended December 31, 2016 and 2017. E&Y has been appointed by our Board to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2018. We expect that representatives of E&Y will not be present at the Annual Meeting.

What are the recommendations of our Board?

The recommendations of our Board are set forth together with the description of each proposal of this proxy statement. In summary, the Board recommends a vote:

●	FOR the election of the two nominated Class I directors (see Proposal 1); and

●	FOR the ratification of Ernst and Young Hua Ming LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (see Proposal 2).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

GOVERNANCE OF THE COMPANY

In accordance with our memorandum and articles of association, our Board is divided into three classes, with the number of directors in each class to be as nearly equal as possible. Our existing Class I directors will serve until the Annual Meeting, our existing Class II directors will serve until our 2019 annual general meeting, and our existing Class III directors will serve until our 2020 annual general meeting. Commencing at our 2018 annual general meeting, and at each following annual general meeting, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third annual general meeting following their election.

Our board of directors, which is elected by our shareholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the board selects and monitors our top management, provides oversight of our financial reporting processes, and determines and implements our corporate governance policies.

Our board of directors and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our shareholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our board and management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the U.S. securities laws, rules of the Securities and Exchange Commission (the “SEC”), and the listing standards of The Nasdaq Stock Market (“Nasdaq”).

Meetings of the Board of Directors

Our board of directors held 7 regular meetings in 2017. Each director attended at least 50% of the aggregate number of meetings of the board and committees on which such director served that were held during 2017.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics for Employees (“Code of Ethics”) applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics is available on our corporate website, www.borqs.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website.

Shareholder Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the board of directors may do so by writing to: Board of Directors, c/o Borqs Technologies, Inc., Building B23-A, Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing 100015, China, or by e-mail to sandra.dou@borqs.net. Shareholders and others may direct their correspondence to our Secretary.

Independence of the Board of Directors

Nasdaq listing standards require that a majority of our Board be independent directors. An “independent director” is a person, other than an officer or employee of the Company or its subsidiaries, who has no relationship which in the opinion of the Company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Mr. Joseph Wai Leung Wong, Mr. Jason Zixian Shen, Dr. Honghui Deng, Mr. Eric Tao and Mr. Bill Huang are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will hold regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

The Board does not have a lead independent director. Pat Chan is our Chief Executive Officer and Chairman of the Board.

Committees of the Board of Directors

Audit Committee

The members of our Audit Committee are Mr. Huang, Mr. Shen and Mr. Wong (chairman of the committee), each of whom is an independent director. Each member of the Audit Committee is financially literate and our Board determined Mr. Wong qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our Audit Committee charter details the responsibilities of the Audit Committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our Compensation Committee are Mr. Huang, Mr. Shen (chairman of the committee), and Mr. Wong, each of whom is an independent director. Our Compensation Committee charter details the principal functions of the Compensation Committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation in executive session at which the Chief Executive Officer is not present;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Section 16(a) Beneficial Ownership and Reporting Compliance

Our directors and officers, and any persons who own more than 10% of our ordinary shares, are required under Section 16(a) of the Exchange Act to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC (“Section 16(a) filings”). Specific due dates have been established by the SEC, and we are required to disclose in this report any failure to file by those dates. Based solely upon our review of the copies of such reports for fiscal 2017 as furnished to us, we believe that all directors, officers, and greater-than-10% beneficial owners have made all required Section 16(a) filings on a timely basis for 2017.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

The Audit Committee of the Board has:

●	reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2017 with management;

●	discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

●	received the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditor communications with the Audit Committee concerning independence, and has discussed with E&Y matters relating to its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the financial statements audited by E&Y for the fiscal year ended December 31, 2017 be included in its Annual Report on Form 10-K for such fiscal year.

The Audit Committee and the Board have also, respectively, recommended and approved the selection of the Company’s current independent auditor, which approval is subject to ratification by the Company’s shareholders.

Submitted by:

The Audit Committee of the Board of Directors

/s/ Joseph Wai Leung Wong, Chairman

/s/ Bill Huang

/s/ Jason Zexian Shen

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election

Class I has two director positions up for election at the Annual Meeting. The Board has determined it is in the best interest of the Company to authorize the nomination of Lawrence Chow and Ji Li for a new Class I term. Accordingly, the Board has authorized the nomination of these two nominees to serve as Class I directors. Existing Class I directors Bill Huang and Honghui Deng are not being nominated for re-election.

Subsequent to shareholder approval of this proposal, the Board will have a total of seven members, divided into three classes as follows:

Class	Term	Directors

Class I	Class I directors serve for a term of three years, and are elected by the shareholders at the beginning of each term. The next full 3-year term for Class I directors extends from the date of the 2018 annual meeting to the date of the 2021 annual meeting.	1. Lawrence Chow 2. Ji Li

Class II	Class II directors serve for a term of three years, and are elected by the shareholders at the beginning of each term. The next full 3-year term for Class II directors extends from the date of the 2019 annual meeting to the date of the 2022 annual meeting.	3. Jason Zexian Shen 4. Joseph Wai Leung Wong

Class III	Class III directors serve for a term of three years, and are elected by the shareholders at the beginning of each term. The next full 3-year term for Class III directors extends from the date of the 2020 annual meeting to the date of the 2023 annual meeting.	5. Pat Sek Yuen Chan 6. Yaqi Feng 7. Eric Tao

Our Board has nominated two Class I director candidates for election at the Annual Meeting, who are the same individuals listed above in position numbers 1 and 2. Each nominee has agreed, if elected, to serve a three-year term or until the election and qualification of his successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.

If a quorum is present at the Annual Meeting, then nominees will be elected by a majority of the votes of the ordinary shares present in person or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.

The following biographical information is furnished as to each nominee for election as a Class I director:

Dr. Lawrence W. Chow, Director Nominee

Dr. Lawrence W. Chow has been nominated to serve as a Class I director. Dr. Chow has almost 30 years of experience in the ICT industry. He has extensive working experience with large and complex global FinTech, Telco + Network Equipment Provider & Education industries with successful track record of delivering outstanding commercial and technical results in companies ranging from Fortune 500 organizations to small start-ups. Currently, he is serving as Director and Strategic Partner for QLIK Greater China since 2017. Dr. Chow previously served as Managing Partner at SAP China from 2012 to 2015, CTO/NEP Technology Officer of Sun Micro Greater China from 2002 to 2008 and Director of Strategic Alliance for PeopleSoft Inc., North Asia, from 2000 to 2001. He started his career in 1989 at various Silicon Valley technology companies including Xerox Corporation, Amdahl Corporation and Sun Microsystems. At Sun Micro, Dr. Chow served as the Chief Technical Consultant from 1993 to 1999 for the Greater China region. Dr. Chow received two Bachelor’s Degrees in Computer Science and Information System from Oregon State University in 1988 and earned a Master’s Degree in Computer Science from Pacific W. University in 1993. He received another Master’s Degree in Education Management from Tarlac State University in 2011. Dr. Chow received his PhD in Education Management from HKMA/Tarlac State University in 2015. In considering Dr. Chow’s eligibility to serve as a director, the Board has considered Dr. Chow’s particular expertise in computer information systems.

Ji Li, Director Nominee

Ji Li has been nominated to serve as a Class I director.  Mr. Li has over 20 years of experiences in technology and telecommunication industries. He also has investment experience in such industries. Since 2014, Mr. Li has been an angel investor in companies in the telecommunication industry. Mr. Li served as General Manager of Vinko Technology Inc. from 2010 to 2014, where he led the development of telecom payment system. He previously served as Chief Executive Officer and General Manager of Wuhan HSC Technology Inc. from 2006 to 2007. Mr. Li founded AngelCare Inc. and served as its Chief Executive Officer from 2005 to 2006. He also founded Fiberxon, Inc. and served as its VP and Deputy General Manager from 2001 to 2004. Mr. Li also served as General Manager of UTStarcom Inc.’s Shenzhen office, where he led the development of telecom switches utilizing soft switch technology. Mr. Li received his Master of Science in Information Engineering from Huazhong University of Science and Technology in China. In considering Mr. Li’s eligibility to serve as a director, the Board has considered Mr. Li’s investment experience in technology companies.

Compensation of Directors

During 2017, our nonemployee directors were entitled to receive cash compensation and an option to purchase ordinary shares. All nonemployee directors receive an annual fee of $30,000, and the chairperson of the Audit Committee receives an additional $18,000 per year and the chairperson of the Compensation Committee receives an additional $5,000 per year. Directors are entitled to be reimbursed for their reasonable expenses incurred in attending meetings of the Board and committees of the Board. The following table sets forth the compensation paid to each person who served as a member of our Board in 2017. Pat Chan, our Chief Executive Officer and Chairman of the Board, did not receive any additional compensation for his service as a director, and his compensation is detailed in the Summary Compensation Table and related disclosures.

Director Compensation Table

The table below shows the compensation received by each of our non-employee directors during 2017. Our non-employee directors do not receive fringe or other benefits.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Pat Sek Yuen Chan	-	-	-	-	-	-	-
Honghui Deng	30,000	-	82,410	-	-	-	112,410
Yaqi Feng	30,000	-	82,410	-	-	-	112,410
Bill Huang	30,000	-	82,410	-	-	-	112,410
Jason Zexian Shen	35,000	-	82,410	-	-	-	117,410
Eric Tao	30,000	-	82,410	-	-	-	112,410
Joseph Wai Leung Wong	48,000	-	82,410	-	-	-	130,410

Name	Grant Date	Option Awards: Number of Securities Underlying Options (#)	Option Exercise Price ($)	Grant Date Fair Value of Option Awards ($)
Honghui Deng	11/18/2017	30,000	5.30	$82,410
Yaqi Feng	11/18/2017	30,000	5.30	$82,410
Bill Huang	11/18/2017	30,000	5.30	$82,410
Jason Zexian Shen	11/18/2017	30,000	5.30	$82,410
Eric Tao	11/18/2017	30,000	5.30	$82,410
Joseph Wai Leung Wong	11/18/2017	30,000	5.30	$82,410

The values of the option awards represent grant-date fair values without regard to forfeitures.

2017 Equity Awards for Directors

Our director compensation policy provides for annual grants of stock options to the nonemployee directors as follows:

●	annual grant of an option to purchase 30,000 ordinary shares, commencing on October 15, 2017;

●	options to vest 25% on the first anniversary of the grant date, and 1/48th each of the next 36 months thereafter; and

●	exercise price equal to the closing price of the ordinary shares as traded on Nasdaq on the day immediately before the grant date.

The following table provides options held by our nonemployee directors as of December 31, 2017.

Name	Grant date	Vesting Start date	Number of securities underlying unexercised options vested (#)	Number of securities underlying unexercised options unvested (#)	Option exercise price ($)	Option Expiration date
Honghui Deng	11/18/2017	10/15/2017	-	30,000	$5.30	10/15/2027
Yaqi Feng	11/18/2017	10/15/2017	-	30,000	$5.30	10/15/2027
Bill Huang	11/18/2017	10/15/2017	-	30,000	$5.30	10/15/2027
Jason Zexian Shen	11/18/2017	10/15/2017	-	30,000	$5.30	10/15/2027
Eric Tao	11/18/2017	10/15/2017	-	30,000	$5.30	10/15/2027
Joseph Wai Leung Wong	11/18/2017	10/15/2017	-	30,000	$5.30	10/15/2027

Vote Required and Recommendation of the Board

The affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote on the nominees will be required to approve each nominee.

Abstentions will have the same effect as votes against this proposal and broker non-votes will have no effect on the outcome of this proposal.

The Board recommends a vote “FOR” each of the nominees.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed E&Y as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2018. E&Y has also served as our independent registered public accounting firm for the fiscal years ended December 31, 2017 and 2016.

Shareholders ratification of the selection of E&Y as our independent registered public accounting firm is required by our Memorandum and Articles of Association. Should the shareholders fail to ratify the selection of E&Y as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain that firm for fiscal year 2018. In making its recommendation to the Board that shareholders ratify the appointment of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2018, the Audit Committee considered whether E&Y’s provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm.

Audit Fees

The following table sets forth the aggregate fees for audit and other services provided by E&Y, our independent registered public accounting firm for the years ended December 31, 2016 and 2017:

	2016	2017
Audit fees (1)	$685,000	$741,000
Tax service fee (2)	-	$30,000
Total fees	$685,000	$771,000

(1)	The audit services relate to the audit of our annual financial statements, the review of the financial statements included in our quarterly reports, statutory audits and review of documents provided in connection with statutory or regulatory filings.

(2)	The tax service relates to a tax study regarding the merger in August 2017.

In accordance with its charter, the audit committee is required to pre-approve all audit and non-audit services to be performed by the independent auditors and the related fees for such services other than prohibited non-auditing services as promulgated under rules and regulations of the SEC (subject to the inadvertent de minimus exceptions set forth in the Sarbanes-Oxley Act of 2002 and the SEC rules). Subsequent to the merger in August 2017, all services performed by E&Y for our benefit were pre-approved by the audit committee in accordance with its charter and all applicable laws, rules and regulations.

Auditor Representatives at Annual Meeting

We expect that representatives of E&Y will not be present at the Annual Meeting.

Vote Required and Recommendation of the Board

The affirmative vote of the holders of ordinary shares entitled to vote must exceed the votes cast against this proposal for the proposal to be approved.

Abstentions will have the same effect as votes against this proposal. In addition, this proposal is a “routine” matter on which brokers and nominees can vote on behalf of their clients if clients do not furnish voting instructions, therefore, broker non-votes are considered votes cast and will have an effect on the outcome of this proposal.

The Board recommends that shareholders vote “FOR” ratification of the appointment of Ernst & Young Hua Ming LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 as described in this Proposal 2.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Officers and Directors

Set forth below is information regarding the Company's current directors and executive officers as of the date of this proxy statement. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position	Class
Board of Directors
Pat Sek Yuen Chan	54	Founder, Chairman of the Board, Chief Executive Officer and President	III
Honghui Deng*	49	Director	I
Yaqi Feng	35	Director	III
Bill Huang*	56	Director	I
Jason Zexian Shen	64	Director	II
Eric Tao	41	Director	III
Joseph Wai Leung Wong	63	Director	II

Executive Officers
Bob Xiao Bo Li, Ph.D.	56	Founder, Executive Vice President of Corporate Affairs and China Sales
Anthony K. Chan	64	Chief Financial Officer, Executive Vice President of Corporate Finance
Simon Sun	51	Executive Vice President and Co-General Manager of Connected Solutions Business Unit
Hareesh Ramanna	57	Executive Vice President and Co-General Manager of Connected Solutions Business Unit
George Thangadurai	55	Executive Vice President and President of International Business
Gene Wuu, Ph.D.	63	Executive Vice President and General Manager of MVNO Business Unit

* Class I directors are not standing for re-election at this Annual Meeting.

There are no family relationships between any of our directors or executive officers. There is no arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to the Company’s Board. There are no arrangements, agreements or understandings between non-management directors that may directly or indirectly participate in or influence the management of the Company’s affairs. There are no agreements or understandings for any officer or director to resign at the request of another person, and none of the officers or directors are acting on behalf of, or will act at the direction of, any other person.

The following is a brief description of the business experience during the past five years of our executive officers and directors as of the date of this proxy statement who are not up for election at this Annual Meeting:

Pat Sek Yuen Chan, 54, is the Chairman of our board of directors, as well as our Chief Executive Officer and President. He was a founder and Chairman of the board of directors of Borqs International Holding Corp (“Borqs International”), and since 2007 he served as Borqs International’s Chief Executive Officer and President. Mr. Chan has over 20 years of experience in the mobile network communications sector. Prior to founding Borqs, Mr. Chan served as Senior Vice President and General Manager of the infrastructure business unit of UTStarcom Inc., a telecommunications equipment company, from 2000 to 2007. Earlier, Mr. Chan was an engineering manager in Motorola responsible for the development of the GPRS switching. Mr. Chan is an established entrepreneur and has received many awards, including the “High-Caliber Talent from Overseas Award” from the PRC government, and “2012 Beijing Entrepreneur of the Year” from Silicon Dragon. Mr. Chan received his bachelor’s degree in computer science from the University of Toronto and his master’s degree in computer science from the University of British Columbia. In considering Mr. Chan’s eligibility to serve as a director, the Board has considered Mr. Chan’s involvement since the founding of the Company and his experience in the technology and telecommunication industries.

Yaqi Feng, 35, served as one of our directors since July 2015, and was our Chief Operating Officer and Secretary from July 2015 until August 2018. Ms. Feng has been working as the Executive Director of the Global Business Department in Pacific Securities Co., Ltd. since 2013, where she is responsible for Chinese companies’ overseas IPOs, cross border M&A transactions, and global investment management. From 2012 to 2013, she worked as the Managing Director of Regeneration Capital Group LLC in New York, where she was responsible for IPOs and listing projects for emerging market companies, business development, project due diligence as well as transaction management. From 2010 to 2012, Ms. Feng worked as a VP for Griffin Financial Group, a mid-sized investment bank; in this capacity she was responsible for public offerings, private placements, deal structuring, financial modeling as well as institutional sales. She also served as a manager for Asian Legend Asset Management Inc. a private equity firm based in China and New York that specialized in China related projects, from 2009 to 2010. Ms. Feng worked as an associate in the New York office of the Jun He law firm from 2007 to 2008. Ms. Feng received an LL.M from Boston University School of Law and an LL.B from the School of International Law, China University of Political Science and Law in Beijing, China, where she also earned a B.A. in Business. In considering Ms. Feng’s eligibility to serve as a director, the Board has considered Ms. Feng’s experience in cross-border investments.

Jason Zexian Shen, 64, served as one of our directors since July 2015. Mr. Shen started his own business in 2012 to open Jason Z. Shen CPA Firm, a local CPA accounting firm in the State of New York. From 2007 to 2012, Mr. Shen worked in the AIG Corporate Comptrollers in New York as a senior accountant. He worked in Alliance Building Services from 2006 to 2007. He was the accounting manager in Gandhi Engineering, Inc. from 1994 to 2001, and the accounting manager in Berger Lehman Associates, PC from 2001 to 2006. Mr. Shen has worked as the accounting manager in the New China News Agency Hong Kong Office (Now Liaison Office of the Central People’s Government in Hong Kong from 1982 to 1991. Mr. Shen graduated from Peking University with the Bachelor’s Degree in Economy in 1982 and Master’s Degree in Accounting from Binghamton University in 1993. He is the Certified Public Accountant licensed in the State of New York. In considering Mr. Shen’s eligibility to serve as a director, the Board has considered Mr. Shen’s accounting and finance experience in the United States.

Eric Tao, Ph.D., 41, is a founding member of Keytone Ventures and since 2008 a partner of this leading venture capital firm in China focusing in technology investments. He has over 10 years of technology venture investment experience and five years of venture operations experience. His active investments include Borqs, Garena, Kuyun Interactive, Zebra, Wisjoy, InnoSpark, LP Amina, Lattice Power, China Eastern Clean Energy, Zhongte Logistics and Vega Interactive; while past investments included Greatwall Software, AMEC, TechFaith (NASDAQ: CNTF) and InvenSense (NASDAQ: INVN). Previously Dr. Tao worked as a founding member of the KPCB China Fund, covering mostly mobile internet and technology investments, and as an investment manager at Qualcomm Ventures, covering strategic investments globally. Dr. Tao was the co-founder and served as Vice President of Business Development of Clean Coal Energy in Silicon Valley. Dr. Tao received his B.S. degree from Tsinghua University, M.S. and Ph.D. degrees in engineering from Stanford University. He holds three international patents and two U.S. patents. In considering Mr. Tao’s eligibility to serve as a director, the Board has considered Mr. Tao’s expertise in computer software and technology investments.

Joseph Wai Leung Wong, 63, has served as one of our directors since August 2017, and was a member of the Borqs International board of directors from 2012 to 2017. Mr. Wong has over 29 years of experience in cross border investments and business operations. Mr. Wong was Executive Director of Credit Agricole (Suisse) Hong Kong from 2006 to 2012. From 1988 to 2006, Mr. Wong was a partner in the Tax Department of Deloitte Touche Tohmatsu Hong Kong, serving high net worth clients on cross border investment tax planning, and advising on initial public offerings in Hong Kong. Mr. Wong is a member of the Cordlife Group Limited board of directors, where he is also Chairman of the Audit Committee and a member of the Remuneration Committee Mr. Wong received his Bachelor’s degree from the University of Calgary in Alberta, Canada, and is a member of Hong Kong Independent Non-Executive Director Association. In considering Mr. Wong’s eligibility to serve as a director, the Board has considered Mr. Wong’s accounting experience.

Bob Li, 56, is a founder of Borqs and has served as its Executive Vice President, Corporate Affairs and China Sales since the founding of the company in 2007. Dr. Li has over 20 years of experience in research and development and management in the wireless communications, semiconductor and mobile internet industries. He was the Co-founder and served as Executive Vice President and Chief Technology Officer of Cellon International, a handset design company, from Oct 1999 to June 2007. Dr. Li received his bachelor’s degree from National University of Defense Technology, his master’s degree from University of Electronic Science and Technology of China, both in electrical engineering, and his Ph.D. in electrical and computer engineering from MacMaster University.

Anthony Chan, 64, is Borqs’s Chief Financial Officer and Executive Vice President, Corporate Finance and joined the company in April 2015. Mr. Chan has over 30 years of experience in U.S. and China cross border investments and business operations. From July 2013 until March 2015, Mr. Chan served as the President of Asia Sourcing for Portables Unlimited in New York, a distributor of T-Mobile USA. From March 2009 until July 2013, he served as the CFO for Tianjin Tong Guang Digital Broadcasting Co. Ltd, a mobile communications products company. For the 20 years prior to that, he was involved in multiple investment and technology transfer projects between China, the U.S and Europe, in the areas of communication products, chemical fibers, textile machinery and medical equipment. Mr. Chan received both his bachelor’s and MBA degrees from the University of California at Berkeley.

Simon Sun, 51, is the Executive Vice President, Co-General Manager of Borqs’s Connected Solutions Business Unit and has served the company since November 2013. Mr. Sun has over 20 years of experience in research and development and product engineering in the mobile industry. He served as the Co-Founder and Chief Executive Officer of Nollec Wireless, Ltd., a mobile handset design house, from July 2007 to October 2013. He was the VP of engineering for CEC Wireless, another mobile handset design house in China from September 2006 to June 2007. Mr. Sun received his bachelor’s degree in Industrial Engineering from Tianjin University of China.

Hareesh Ramanna, 57, is our Executive Vice President, Co-General Manager of Connected Solutions Business Unit, Managing Director of India Operations and Head of Software Development, and has served our company since July 2009. Mr. Ramanna has over 20 years of experience in the mobile industry. Prior to joining us, he served as a Senior Director and Head of Mobile Devices Software in Global Software Group, Motorola India Electronic Limited from May 1992 to November 2008. Mr. Ramanna received his bachelor’s degree in Electronics and Communication from National Institute of Engineering in 1983, Post-Graduation Certification from Indian Institute of Science and an advanced leadership Certification from McGill University in collaboration with Lancaster University of UK and Indian Institute of Management in Bangalore.

George Thangadurai, 55, is our Executive Vice President, President of International Business and has served our company since November 2014. Previously, Mr. Thangadurai worked for Intel more than two decades in various senior technical and management roles including GM of Strategy & Product Management for the Mobile PC business and GM of Client Services business. He was part of the founding team that established the Center for Development for Telematics (C-DOT) in India. Mr. Thangadurai received his MSEE in Computer Engineering from the University of Rhode Island, USA, his B.E. degree in Electronics and Communication from Madurai University, India and has 7 issued patents and 3 research publications.

Gene Wuu, 63, is our Executive Vice President, General Manager of our MVNO Business Unit and has served our company since the beginning of 2009 when he was our Vice President of Product Management. Prior to joining us, he served as a Senior Vice President and Chief Technology Officer of UTStarcom, a telecommunications equipment company, from 2003 to 2009. He had overseen the product and business development of UTStarcom core network during the growing period of the company. Before his tenure at UTStarcom, Dr. Wuu had worked for Telcordia Technologies (formerly Bellcore, now Ericson) and the Bell system for 17 years focusing on Core network and OSS products Dr. Wuu received his bachelor’s degree in electronics engineering from the National Taiwan Institute of Technology in 1980 and his Ph.D. in computer science from the State University of New York at Stony Brook.

 Compensation Tables

Summary Compensation Table

The Company has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies. The scaled disclosure rules require compensation disclosure for the Company’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2017 exceeded $100,000. Pat Chan is our principal executive officer. During 2017, the two most highly compensated executive officers other than Mr. Chan whose total compensation exceeded $100,000 were Bob Li, EVP Corporate Affairs and China Sales, and Anthony Chan, Chief Financial Officer. Pat Chan, Bob Li, and Anthony Chan are referred to in this proxy statement as our named executive officers.

The following table provides information regarding the compensation awarded to, or earned by, the named executive officers for the past two fiscal years.

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Pat Sek Yuen Chan,	2017	369,793	70,345	-	813.092	-	-	-	1,253,230
Chief Executive Officer	2016	303,143	-						303,143

Bob Xiao Bo Li,	2017	259,400	1,202	-	-	-	-	-	260,642
EVP Corporate Affairs & China Sales	2016	252,486	-						252,486

Anthony K. Chan,	2017	218,000	35,844	-	536,581	-	-	-	790,425
Chief Financial Officer	2016	150,000	-						150,000

The options and bonus were granted pursuant to agreement between the executives and the Company. The values of the option awards represent grant-date fair values without regard to forfeitures.

Outstanding Equity Awards at 2017 Year-End

The following table provides information regarding each unexercised stock option held by the named executive officers as of December 31, 2017.

Name	Grant date	Vesting Start date(1)	Number of securities underlying unexercised options vested (#)	Number of securities underlying unexercised options unvested (#)	Options exercise price ($)(2)	Option Expiration date
Pat Sek Yuen Chan	10/24/2009	10/24/2009	47,234	-	$2.230	12/3/2019
	7/23/2011	7/23/2011	30,060	-	$2.920	7/23/2021
	5/26/2012	5/26/2012	1,719	-	$2.920	5/26/2022
	4/27/2013	4/27/2013	3,211	-	$4.860	4/27/2023
	5/30/2015	5/30/2015	1,281	702	$4.860	5/30/2025
	2/12/2017	1/1/2017	212,555	70,851	$7.180	1/1/2027
Bob Xiao Bo Li	10/24/2009	10/24/2009	28,340	-	$2.230	12/3/2019
	7/23/2011	7/23/2011	30,239	-	$2.920	7/23/2021
	5/26/2012	5/26/2012	675	-	$2.920	5/26/2022
	4/27/2013	4/27/2013	1,818	-	$4.860	4/27/2023
	8/16/2014	5/24/2014	779	-	$4.860	8/16/2024
	5/30/2015	5/30/2015	503	276	$4.860	5/30/2025
Anthony K. Chan	2/12/2017	1/1/2017	129,894	59,043	$7.180	1/1/2027

(1)	25% of the options vest on the first anniversary of the vesting start date and 1/48 of the options vest each month thereafter over the next three years.

(2)	Exercise price represents the exercise price of the options granted, as determined by the Board, on the grant date. See the accompanying notes to the audited financial statements — critical accounting policies and estimates, and stock-based compensation, for a discussion of the valuation of the Company’s options and ordinary shares.

Borqs Technologies, Inc. Equity Incentive Plan

In connection with our acquisition of Borqs International by way of merger, we assumed the obligations under outstanding stock options issued under the Borqs International 2007 Global Share Plan, as adjusted to give effect to the merger. Those outstanding options to purchase shares of Borqs International were converted into options to purchase 2,825,273 of our ordinary shares, with exercise prices ranging from $2.12 to $9.10 per share.

Effective August 18, 2017, we adopted the Borqs Technologies, Inc. 2017 Equity Incentive Plan (“Equity Incentive Plan”), with five million ordinary shares issuable pursuant to equity awards under the plan. The number of ordinary shares reserved for issuance under the Equity Incentive Plan will increase automatically on January 1 of each of 2018 through 2027 by a number of shares that is equal to 5% of the aggregate number of outstanding ordinary shares as of the immediately preceding December 31. Our Board may reduce the size of this increase in any particular year. Outstanding awards under the 2007 Global Share Plan were assumed under the Equity Incentive Plan as of our acquisition of Borqs International by way of merger on August 18, 2017. At December 31, 2017, 2,825,273 shares were issuable pursuant to options outstanding under the Equity Incentive Plan, with a weighted average exercise price of $5.07 per share.

In addition, the following shares will be available for grant and issuance under our Equity Incentive Plan:

●	shares subject to options or share appreciation rights granted under our Equity Incentive Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or share appreciation right;

●	shares subject to awards granted under our Equity Incentive Plan that are subsequently forfeited or repurchased by us at the original issue price;

●	shares subject to awards granted under our Equity Incentive Plan that otherwise terminate without shares being issued;

●	shares surrendered, cancelled or exchanged for cash or a different award (or combination thereof).

Shares that otherwise become available for grant and issuance because of the provisions above will not include shares subject to awards that initially became available due to our substitution of outstanding awards granted by another company in an acquisition of that company or otherwise.

Eligibility. The Equity Incentive Plan provides for the grant of incentive stock options to our employees and any parent and subsidiary corporations’ employees and for the grant of nonqualified share options, restricted shares, restricted share units, share appreciation rights, share bonuses and performance awards to our employees, directors and consultants and our parent and subsidiary corporations employees and consultants. No more than 5,000,000 shares may be issued as incentive stock options under the Equity Incentive Plan. In addition, no participant in the plan may receive awards for more than 2,000,000 shares in any calendar year, except that new employees are eligible to be granted up to a maximum of award of 4,000,000 shares.

Administration. The Equity Incentive Plan is administered by the Board or by our Compensation Committee; in this plan description we refer to the Board or Compensation Committee as the plan administrator. The plan administrator determines the terms of all awards.

Types of Awards. The Equity Incentive Plan allows for the grant of options, restricted shares, restricted share units, share appreciation rights, share bonuses and performance awards.

Award Agreements. All awards under the Equity Incentive Plan are evidenced by an award agreement which shall set forth the number of shares subject to the award and the terms and conditions of the award, which shall be consistent with the Equity Incentive Plan.

Term of Awards. The term of awards granted under the Equity Incentive Plan is ten years.

Vesting Schedule and Price. The plan administrator has the sole discretion in setting the vesting period and, if applicable, exercise schedule of an award, determining that an award may not vest for a specified period after it is granted and accelerating the vesting period of an award. The plan administrator determines the exercise or purchase price of each award, to the extent applicable.

Transferability. Unless the plan administrator provides otherwise, the Equity Incentive Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution. Unless otherwise permitted by the plan administrator, options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative.

Changes in Capitalization. In the event there is a specified type of change in our capital structure without our receipt of consideration, such as a share split, or if required by applicable law, appropriate adjustments will be made to the share maximums and exercise prices, as applicable, of outstanding awards under the Equity Incentive Plan.

Change in Control Transactions. In the event of specified types of mergers or consolidations, a sale, lease, or other disposition of all or substantially all of our assets or a corporate transaction, outstanding awards under our Equity Incentive Plan may be assumed or replaced by any surviving or acquiring corporation; the surviving or acquiring corporation may substitute similar awards for those outstanding under our Equity Incentive Plan; outstanding awards may be settled for the full value of such outstanding award (whether or not then vested or exercisable) in cash, cash equivalents, or securities (or a combination thereof) of the successor entity with payment deferred until the date or dates the award would have become exercisable or vested; or outstanding awards may be terminated for no consideration. The plan administrator, may, on a discretionary basis, accelerate, in full or in part, the vesting and exercisability of the awards.

Governing Law and Compliance with Law. The Equity Incentive Plan and awards granted under it are governed by and construed in accordance with the laws of the British Virgin Islands. Shares will not be issued under an award unless the issuance is permitted by applicable law.

Amendment and Termination. The Equity Incentive Plan terminates ten years from the date it was approved by our shareholders, unless it is terminated earlier by our Board. Our Board may amend or terminate our Equity Incentive Plan at any time. Our Board generally may amend the plan without shareholder approval unless required by applicable law.

Employment Agreements and Other Arrangements with Named Executive Officers

Under our employment agreement with Pat Sek Yuen Chan, Mr. Chan serves as our President and Chief Executive Officer at a base salary of $303,143, In the event Mr. Chan’s employment is terminated upon the occurrence of a merger with another company that has been in a loss position for three years or declared bankruptcy, dissolved or liquidated, or if changes in the law result in the company or Mr. Chan unable to legally perform the contract, the Company will pay Mr. Chan an appropriate subsidy and compensation pursuant to the terms of the arrangement and in accordance with the provisions of relevant Chinese laws and regulations. Mr. Chan also agreed not to hold any appointment for any other entity that has a competitive relationship with the Company during, and for one year following the termination of, his employment arrangement with us.

Under our employment agreement with Anthony Chan, Mr. Chan serves as our Chief Financial Officer and receives monthly compensation in the amount of $21,000 per month, subject to periodic review and adjustment. The term of Mr. Chan’s employment agreement is two years unless both parties mutually agree to extend the term. We may terminate the agreement without any reason by giving Mr. Chan not less than two months’ prior notice in writing or salary in lieu thereof. We may also terminate this agreement without any notice period or termination payment under limited circumstances set forth in Mr. Chan’s employment agreement.

Under our employment agreement with Bob Li, Mr. Li serves as Senior Vice President for Commercial Affairs at a base salary of $252,486, subject to review and adjustment. The contract will be terminated upon expiration of the term, if it is terminated in the probationary period, by mutual agreement or in the case of investigation of Mr. Chan for criminal liability. We may also voluntarily terminate the agreement in certain circumstance, as described in the agreement. In the event Mr. Chan’s employment is terminated upon the occurrence of a merger with another company, when the company has been in a loss position for three years, when the company has declared bankruptcy, dissolution or liquidation, or if changes in the law result in the company or Mr. Chan unable to legally perform the contract, the Company will pay Mr. Li an appropriate subsidy and compensation pursuant to the terms of the arrangement and in accordance with the provisions of relevant Chinese laws and regulations.

Director Compensation

During 2017, our nonemployee directors were entitled to receive cash compensation and an option to purchase ordinary shares. All nonemployee directors receive an annual fee of $30,000, and the chairperson of the Audit Committee receives an additional $18,000 per year and the chairperson of the Compensation Committee receives an additional $5,000 per year. Directors are entitled to be reimbursed for their reasonable expenses incurred in attending meetings of the Board and committees of the Board. The following table sets forth the compensation paid to each person who served as a member of our Board in 2017. Pat Chan, our Chief Executive Officer and Chairman of the Board, did not receive any additional compensation for his service as a director, and his compensation is detailed in the Summary Compensation Table and related disclosures.

Director Compensation Table

The table below shows the compensation received by each of our non-employee directors during 2017. Our non-employee directors do not receive fringe or other benefits.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Pat Sek Yuen Chan	-	-	-	-	-	-	-
Honghui Deng	30,000	-	82,410	-	-	-	112,410
Yaqi Feng	30,000	-	82,410	-	-	-	112,410
Bill Huang	30,000	-	82,410	-	-	-	112,410
Jason Zexian Shen	35,000	-	82,410	-	-	-	117,410
Eric Tao	30,000	-	82,410	-	-	-	112,410
Joseph Wai Leung Wong	48,000	-	82,410	-	-	-	130,410

Name	Grant Date	Option Awards: Number of Securities Underlying Options (#)	Option Exercise Price ($)	Grant Date Fair Value of Option Awards ($)
Honghui Deng	11/18/2017	30,000	5.30	$82,410
Yaqi Feng	11/18/2017	30,000	5.30	$82,410
Bill Huang	11/18/2017	30,000	5.30	$82,410
Jason Zexian Shen	11/18/2017	30,000	5.30	$82,410
Eric Tao	11/18/2017	30,000	5.30	$82,410
Joseph Wai Leung Wong	11/18/2017	30,000	5.30	$82,410

The values of the option awards represent grant-date fair values without regard to forfeitures.

2017 Equity Awards for Directors

Our director compensation policy provides for annual grants of stock options to the nonemployee directors as follows:

●	annual grant of an option to purchase 30,000 ordinary shares, commencing on October 15, 2017;

●	options to vest 25% on the first anniversary of the grant date, and 1/48th each of the next 36 months thereafter; and

●	exercise price equal to the closing price of the ordinary shares as traded on Nasdaq on the day immediately before the grant date.

The following table provides options held by our nonemployee directors as of December 31, 2017.

Name	Grant date	Vesting Start date	Number of securities underlying unexercised options vested (#)	Number of securities underlying unexercised options unvested (#)	Option exercise price ($)	Option Expiration date
Honghui Deng	11/18/2017	10/15/2017	-	30,000	$5.30	10/15/2027
Yaqi Feng	11/18/2017	10/15/2017	-	30,000	$5.30	10/15/2027
Bill Huang	11/18/2017	10/15/2017	-	30,000	$5.30	10/15/2027
Jason Zexian Shen	11/18/2017	10/15/2017	-	30,000	$5.30	10/15/2027
Eric Tao	11/18/2017	10/15/2017	-	30,000	$5.30	10/15/2027
Joseph Wai Leung Wong	11/18/2017	10/15/2017	-	30,000	$5.30	10/15/2027

Compensation Committee Interlocks and Insider Participation

As of the date of this proxy statement, no officer or employee serves as a member of the Compensation Committee. None of our executive officers serves as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Limitation of Liability and Indemnification of Directors and Officers

Our memorandum and articles of association, the BVI Business Companies Act, (as amended), and the common law of the British Virgin Islands allow us to indemnify our officers and directors from certain liabilities. Our memorandum and articles of association provides that we may indemnify, hold harmless and exonerate against all direct and indirect costs, fees and expenses of any type or nature whatsoever, any person who (a) is or was a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, key employee, adviser of our company; or (b) is or was, at the request of our company, serving as a director of, or in any other capacity is or was acting for, another Enterprise.

We will only indemnify the individual in question if the relevant indemnitee acted honestly and in good faith with a view to the best interests of our company and, in the case of criminal proceedings, the indemnitee had no reasonable cause to believe that his conduct was unlawful. The decision of our directors as to whether an indemnitee acted honestly and in good faith and with a view to the best interests of our company and as to whether such indemnitee had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of our charter, unless a question of law is involved.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the relevant indemnitee did not act honestly and in good faith and with a view to the best interests of our company or that such indemnitee had reasonable cause to believe that his conduct was unlawful.

We may purchase and maintain insurance, purchase or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond in relation to any indemnitee or who at our request is or was serving as a Director, officer or liquidator of, or in any other capacity is or was acting for, another Enterprise, against any liability asserted against the person and incurred by him in that capacity, whether or not we have or would have had the power to indemnify him against the liability as provided in our memorandum and articles of association.

We have insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the BVI Companies Act, 2004 or our charter. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our ordinary shares as of October 26, 2018, by:

●	each shareholder known by us to be the beneficial owner of more than 5% of our ordinary shares;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of October 26, 2018 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our ordinary shares is based on 31,307,522 ordinary shares outstanding on October 26, 2018. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Borqs Technologies, Inc., Building B23-A, Universal Business Park No. 10, Jiuxianqiao Road, Chaoyang District, Beijing, 100015 China.

	Shares Beneficially Owned
	Number of Shares	%
Name and Address of Beneficial Owners(1)
5% Holders
Zhengqi International Holding Limited(11)	3,431,074	11.0
Intel Capital Corporation(5)	4,016,696	12.8
Norwest Venture Partners(6)	3,533,482	11.3
Asset Horizon International Limited(2)	3,470,821	11.1
Keytone Ventures LP(3)	3,198,861	10.2
GSR Entities (4)	2,747,607	8.8

Directors and Executive Officers
Pat Sek Yuen Chan(7)(10)	1,030,178	3.3
Honghui Deng(12)	38,750	*
Yaqi Feng(19)	68,750	*
Bill Huang(20)	8,750	*
Jason Zexian Shen(12)	38,750	*
Joseph Wai Leung Wong(20)	8,750	*
Bob Li, Ph.D.(8)(10)	406,207	1.3
Anthony K. Chan(9)(10)	189,523	*
Eric Tao(18)	8,750	*
Simon Sun(13)	34,150	*
Hareesh Ramanna(14) (10)	214,547	*
George Thangadurai(15)	139,734	*
Gene Wuu, Ph.D. (16) (10)	98,968	*
All directors and officers as a group (13 persons)(10)	2,285,807	7.2

*	Less than one percent

(1)	Unless otherwise indicated, the business address of each of the individuals is Building B23-A, Universal Business Park, No.10 Jiuxianqiao Road, Chaoyang District, Beijing 100015, China.
(2)	Fung Bik Wah is the sole director of Asset Horizon International Limited and is deemed as to have voting and dispositive control over shares held by of record by Asset Horizon International Limited. The business address of Asset Horizon International Limited is Unit C, 8/F, Jonsim Place, 228 Queen’s Road East, Hong Kong.
(3)	The general partner of Keytone Ventures, L.P. is Keytone Capital Partners, L.P. (“Keytone Partners”), and Keytone Partners and Keytone Investment Group, Ltd. (“Keytone Ltd”), the general partner of Keytone Partners, may be deemed to have sole voting power, and Joe Zhou, the sole member and director of Keytone Ltd, may be deemed to have sole voting power with respect to such shares and disclaims beneficial ownership of such shares except to the extent of such individual’s proportionate pecuniary interest therein. The address of Keytone Ventures, L.P. is P.O. Box 309, Ugland House, Grand Cayman, KY-1104, Cayman Islands.
(4)	Includes 2,451,709 ordinary shares issued to GSR Ventures II, L.P., 147,102 ordinary shares issued to GSR Associates II, L.P. and 2,842 ordinary shares issued to Banean Holdings Ltd. GSR Ventures II, L.P., GSR Associates II, L.P. and Banean Holdings Ltd. are collectively referred to as GSR Entities. The general partner of each of GSR Entities is GSR Partners II, L.P., whose general partner is GSR Partners II, Ltd., a company incorporated in the Cayman Islands, which is owned by Richard Lim, James Ding, Ryann Yap, Alexander Pan and Kevin Fong. Each of these individuals exercise shares voting and investment power over the shares held of record by GSR Ventures II, L.P. and GSR Associates II, L.P. and disclaims beneficial ownership of such shares except to the extent of such individual’s proportionate pecuniary interest therein. The business address of GSR Entities is Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.
(5)	Intel Corporation, a publicly-listed corporation, is the parent company of Intel Capital Corporation and is deemed as to have voting and dispositive control over shares held by Intel Capital Corporation. Wendell Brooks, Robert Swan and Susie Giordano may be deemed to share voting power and investment power with respect to the shares held by Intel Corporation and Intel Capital Corporation. Each individual listed herein disclaims beneficial ownership with respect to all such shares except to the extent of his or her pecuniary interest therein. The business address of Intel Corporation and Intel Capital Corporation is 2200 Mission College Blvd., M/S RNB 6-59, Santa Clara, CA 95054.
(6)	The general partner of Norwest Venture Partners X, LP is Genesis VC Partners X, LLC. The managing member of Genesis VC Partners X, LLC is NVP Associates, LLC and Promod Haque, Jeffrey Crowe and Matthew Howard are the Co-CEOs of NVP Associates, LLC. Each of these individuals exercises shared voting and investment power over the shares held of record by Norwest Venture Partners X, LP and disclaims beneficial ownership of such shares except to the extent of such individual’s proportionate pecuniary interest therein. The business address of Norwest Venture Partners X, LP is 525 University Avenue, # 800, Palo Alto, CA 94301.
(7)	Includes 726,716 ordinary shares and 303,462 options that are or will be vested within 60 days from October 26, 2018, out of a total of 350,903 ordinary shares subject to options.
(8)	Includes 354,842 ordinary shares and 51,365 options that are or will be vested within 60 days from October 26, 2018, out of a total of 51,446 ordinary shares subject to options.
(9)	Includes 12,395 ordinary shares and 177,128 options that are or will be vested within 60 days from October 26, 2018, out of a total of 188,937 ordinary shares subject to options.
(10)	Includes such shareholder’s pro rata portion of the 1,278,776 ordinary shares that were held in escrow and returned on August 3, 2018 to the Borqs shareholders immediately prior to the business combination on August 18, 2017.
(11)	Includes 966,136 shares subject to repurchase. Zhengqi International Holding Limited, the Company’s former sponsor (“Zhengqi”), is a wholly-owned indirect subsidiary of Pacific Securities Capital Management Co. Ltd., a company incorporated in the People’s Republic of China, which, in turn, is a wholly owned subsidiary of Pacific Securities Co. Ltd., a company incorporated in the People’s Republic of China (“Pacific Securities”). Jian Tu serves as a director and as Chairman of the Strategic Planning Committee of Pacific Securities, and Guoxiong Luo serves as Assistant Chairman and the Head of Global Business Department of Pacific Securities.
(12)	Includes 30,000 ordinary shares and 8,750 options that are or will be vested within 60 days from October 26, 2018, out of a total of 30,000 ordinary shares subject to options.

(13)	Including 34,150 options that are or will be vested within 60 days from October 26, 2018, out of a total of 34,716 ordinary shares subject to options.
(14)	Including 41,319 ordinary shares and 173,228 options that are or will be vested within 60 days from October 26, 2018, out of a total of 214,147 ordinary shares subject to options.
(15)	Including 139,734 options that are or will be vested within 60 days from October 26, 2018, out of a total of 141,702 ordinary shares subject to options.
(16)	Including 24,791 ordinary shares and 74,177 options that are or will be vested within 60 days from October 26, 2018, out of a total of 75,264 ordinary shares subject to options.
(17)	Includes 60,000 ordinary shares and 8,750 options that are or will be vested within 60 days from October 26, 2018, out of a total of 30,000 ordinary shares subject to options.
(18)	Includes 8,750 options that are or will be vested within 60 days from October 26, 2018, out of a total of 30,000 ordinary shares subject to options.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about ordinary shares that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of October 26, 2018.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by shareholders (1)	2,574,384	$5.065	3,965,847
Equity compensation plans not approved by shareholders	-	-	-
Total	2,574,384	$5.065	3,965,847

(1)	The number of ordinary shares reserved for issuance under the Equity Incentive Plan will increase automatically on January 1 of each of 2018 through 2027 by a number of shares that is equal to 5% of the aggregate number of outstanding ordinary shares as of the immediately preceding December 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for the Review and Approval of Related-Person Transactions

Our Board adopted a written related person transactions policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our Board. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with BVI law.

Related-Person Transactions

Intel and Qualcomm

In the last three years, our Connected Solutions BU has worked closely with chipset partners, including Intel and Qualcomm, to develop new connected devices and commercially launch Android-based devices in 11 countries, and as of June 30, 2018, more than 10 million mobile devices sold worldwide have BorqsWare software platform solutions embedded. Intel and Qualcomm are, or previously were, shareholders of the Company in the last three years, and we developed the reference Android software platform and hardware platform for their phones and tablets. We provided software services and hardware to Intel in 2015 and 2016. See “Note 17 - Related Party Transactions” to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, a copy of which will be disseminated to our shareholders on or about November 6, 2018 in connection with this Annual Meeting.

Repurchase of Shares from Zhengqi

On January 10, 2018, we entered into a stock repurchase agreement (“Stock Repurchase Agreement”) with Zhengqi, pursuant to which we agreed to repurchase 966,136 of our ordinary shares that were originally issued and sold to Zhengqi on August 18, 2017, at an aggregate purchase price of approximately $10 million, or $10.40 per share. In addition, Zhengqi forfeited all of its rights to 1,278,776 shares held in escrow and which shares would instead be treated as part of the merger consideration shares under the Merger Agreement (as defined below) pursuant to which the Company acquired Borqs International. The Stock Repurchase Agreement provides that those shares will be treated in the following manner: transfer 51,151 shares (4% of the total) into the indemnity escrow account; and deliver 1,227,625 shares to the former Borqs International shareholders based on their respective proportionate interests in the merger consideration (See “Pacific Related Person Transactions”). The Company is working with Zhengqi to satisfy certain conditions and make necessary arrangements before completing the repurchase. As of the date of this proxy statement, the 1,278,776 escrow shares were forfeited and released from escrow and the Company had obtained the consent of its existing lenders with respect to the transaction. The return and cancellation of the 966,136 shares remain in process. We anticipate closing the transaction in 2018. The funds used in the repurchase were the same amount of funds provided by Zhengqi when the shares were sold to Zhengqi on August 18, 2017 under the Backstop and Subscription Agreement between the Company, Zhengqi and EarlyBirdCapital, Inc. (“EBC”).

Pacific Related Person Transactions

In this section, reference to “Pacific” means “Pacific Special Acquisition Corp.,” the public company whose securities were traded on The Nasdaq Stock Market prior to our acquisition of Borqs International by way of merger in August 2017.

In July 2015, Pacific issued an aggregate of 1,437,500 ordinary shares (“founder shares”) to its initial shareholders for an aggregate purchase price of $25,000 in cash, or approximately $0.017 per share. On or about August 3, 2015, Zhengqi transferred an aggregate of 410,000 ordinary shares to the members of Pacific’s board of directors (other than Mr. Shen, who purchased 30,000 ordinary shares directly from Pacific) and Pacific’s Chief Executive Officer and Chief Operating Officer. All of the founder shares were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, at the time of Pacific’s initial public offering (“IPO”).

Pacific’s initial shareholders agreed not to transfer, assign or sell any of their founder shares (except to certain permitted transferees) until, (i) with respect to 50% of the founder shares, the earlier of (i) August 18, 2018 or (ii) the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after August 18, 2017, and (ii) with respect to the remaining 50% of the founder shares, upon August 18, 2018. one year after the date of the consummation of our initial business combination, or earlier, in either case, the transfer restrictions may be lifted earlier upon our consummation of, subsequent to our initial business combination, we consummated a subsequent liquidation, merger, stock exchange or other similar transaction that which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. As of the date of this proxy statement, such lock-up period has expired.

In a private placement that closed simultaneously with the closing of Pacific’s IPO, including the closing of the over-allotment option, Zhengqi purchased an aggregate of 497,671 units at a price of $10.40 per share.

Until August 18, 2017, Pacific’s Chairman made available to Pacific, through one of his affiliates, office space, utilities and secretarial and administrative services, as Pacific required from time to time. Pacific agreed to pay an affiliate of the Chairman $10,000 per month for these services. Pacific believed, based on rents and fees for similar services in the Shanghai area, that the fee charged by Pacific’s Chairman was at least as favorable as Pacific could have obtained from an unaffiliated person.

Pacific paid each of Pacific’s independent directors an annual retainer of $30,000 (to be prorated for a partial term), payable in arrears commencing on October 20, 2016 and ending on August 18, 2017. Zhengqi paid Mr. Boris, one of Pacific’s directors, a $50,000 consulting fee as compensation for advisory services provided by Mr. Boris to Zhengqi prior to Pacific’s IPO in connection with selecting potential underwriters, attorneys, accountants and other necessary professionals for such offering. Additionally, on January 10, 2017, Pacific entered into an agreement (the “Director’s Agreement”) to pay Mr. Boris certain additional fees to act a special director to Pacific’s board of directors in Pacific’s efforts in closing our acquisition of Borqs International by way of merger. Such agreement became effective December 23, 2016 and continued until August 18, 2017. The Company paid Mr. Boris a cash fee of $50,000. In addition, as of December 23, 2016, Zhengqi sold Mr. Boris 80,000 ordinary shares at a purchase price of $0.017 per share provided that a portion of such shares were subject to forfeiture and were to be transferred to Mr. Boris following the consummation of our acquisition of Borqs International by way of merger.

Prior to Pacific’s IPO, Zhengqi advanced Pacific an aggregate of $90,917 and loaned Pacific $300,000 to cover expenses related to that offering. This advance and loan were repaid from the proceeds of Pacific’s IPO not placed in the trust account.

On November 9, 2016, Zhengqi loaned Pacific $500,000, to be used for expenses relating to investigating and selecting a target business and other working capital requirements. The convertible promissory note issued in connection therewith, as amended on February 9, 2017, was non-interest bearing, due and paid on August 18, 2017. The convertible promissory note was convertible, in whole or in part, at the election of Zhengqi, upon the consummation of an initial business combination, into units at a price of $10.00 per unit. The promissory note was repaid in full in cash on August 18, 2017.

Members of Pacific’s management advanced to Pacific an aggregate of $229,061 to cover expenses related to identifying targets for an initial business combination. The advances were non-interest bearing, unsecured, due and repaid on August 18, 2017.

In connection with Pacific’s April 18, 2017 meeting of shareholders Zhengqi loaned an aggregate of $612,000 to Pacific ($0.03 for each public share not redeemed for each month between April 20, 2017 until August 21, 2017). As a result, the pro rata portion of the funds available in the trust account for ordinary shares that were not redeemed increased from approximately $10.40 per share to approximately $10.52 per share. Zhengqi’s loan was repaid in full on August 18, 2017.

Pursuant to the terms of the Merger Agreement, as amended on May 10, 2017 and June 29, 2017 (the “Merger Agreement”), and in consideration of entering into the Backstop and Subscription Agreement described below, Zhengqi and its assignees, including EBC, were entitled to receive 2,352,285 ordinary shares if Company performance targets were not achieved by June 30, 2018 (the “Escrowed Shares”); if those targets were achieved, those shares (to the extent earned) would be delivered to the former shareholders of Borqs International. These Escrowed Shares were issued on August 18, 2017 in the name of Zhengqi and deposited in escrow pursuant to an escrow agreement (“Escrow Agreement”) with the Company’s transfer agent, Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), with Zhengqi and EBC entitled to all voting rights and dividend rights (other than equity securities paid as dividends). Any portion of these shares that were earned by the former shareholders of Borqs International would be forfeited by Zhengqi and the Company would issue new equivalent shares to the former shareholders of Borqs International, with four percent of these shares deposited in escrow to support indemnification obligations under the Merger Agreement. In connection with our acquisition of Borqs International by way of merger, we amended our charter amended to require, for future acquisitions by the Company prior to September 30, 2018 having a value in excess of $60 million, the approval of at least two-thirds of the members of our then-serving board of directors, to grant Zhengqi information rights relating to such acquisitions, and, if requested by Zhengqi, to provide a fairness opinion in respect of such acquisitions.

On May 11, 2017, Pacific and Zhengqi entered into a Backstop and Subscription Agreement, pursuant to which Zhengqi agreed to purchase up to $24.0 million of our ordinary shares through (i) open market or privately negotiated transactions with third parties, (ii) a private placement at a price of $10.40 per share with consummation to occur concurrently with that of our acquisition of Borqs International by way of merger or (iii) a combination thereof, in order to ensure that there was at least $24.0 million in the trust account together with proceeds from any private placement to be conducted prior to the closing of our acquisition of Borqs International by way of merger. Zhengqi was entitled, at its sole election, to purchase additional ordinary shares in excess of such $24.0 million requirement, up to a total of $24.0 million purchased in total in connection with the Backstop and Subscription Agreement. On August 16, 2017, $750,000 of the obligations of Zhengqi to purchase Pacific ordinary shares in the private placement under the Backstop and Subscription Agreement were assigned to EBC. In connection with our merger with Borqs International and as consideration for the Backstop and Subscription Agreement, Pacific sold 1,038,251 ordinary shares for an aggregate consideration of approximately $10.8 million and we plan to repurchase 966,136 of these ordinary shares, as described under “— Repurchase of Shares from Zhengqi.”

 In connection with our repurchase of 966,136 of our ordinary shares from Zhengqi, as of the date of this proxy statement, Zhengqi has forfeited 1,278,776 of the Escrowed Shares, which shares were distributed in accordance with the Stock Repurchase Agreement and Escrow Agreement.

Additionally, as the Company did not expect to have achieved certain performance targets by June 30, 2018 as required by the Merger Agreement, the parties agreed to release the remaining Escrowed Shares without undertaking the verification procedures outlined in the Merger Agreement and Escrow Agreement. Accordingly, as of August 3, 2018, the Escrow Agent delivered 1,073,059 of the remaining Escrowed Shares from the escrow account to Zhengqi and EBC.

Pursuant to a registration rights agreement entered into on October 14, 2015, Pacific’s initial shareholders and EBC, and their permitted transferees, can demand that we register the offer and sale of ordinary shares that they acquired on or prior to our initial public offering. The holders of the majority of those founder shares are entitled to demand that we register these ordinary shares at any time commencing May 18, 2018. The holders of the private units (or underlying securities) are entitled to demand that the Company register these securities at any time after August 18, 2017. In addition, those holders have “piggy-back” registration rights on registration statements filed after August 18, 2017. At the closing of our acquisition of Borqs International by way of merger, the Company, Zhengqi, EBC and certain other investors amended and restated the registration rights agreement to include similar registration rights with respect to ordinary shares issued as merger consideration in that merger, and the ordinary shares acquired by Zhengqi and EBC in connection with the Backstop and Subscription Agreement.

Pursuant to a registration rights agreement entered into on August 18, 2017 in connection with our merger with Borqs International, the former holders of Borqs International shares and warrants, and their permitted transferees, can demand that we register the offer and sale of ordinary shares that they acquired on or prior to the merger, subject to certain transfer restrictions in the lock-up agreement and escrow arrangements entered into in connection with the merger. After May 18, 2018, the holders of the majority of those shares are entitled to demand and “piggy-back” registration rights, subject to certain exceptions and customary write-backs, provided that in all cases, we were not obligated to effect any such registration until August 18, 2018.

Independence of the Board of Directors

The independence of the members of our board of directors and committees is discussed in the sections above entitled “Independence of the Board of Directors” and “Committees of the Board of Directors.”

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS

AND SHAREHOLDER PROPOSALS

Shareholder proposals for director nominations and for other matters submitted pursuant to Rule 14a-8 promulgated under the Exchange Act and our Memorandum and Articles of Association for inclusion in our Proxy Statement and form of proxy for our next Annual Meeting must have been received by us no later than August 20, 2019 (assuming we have our next Annual Meeting on December 19, 2019), and must comply with the requirements of the proxy rules promulgated by the SEC. We presently intend to schedule our next annual meeting in December 2019, subject to change without further announcement except as required by proxy rules. Shareholder proposals should be addressed to our corporate Secretary at Building B23-A, Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing 10015, China.

Recommendations from shareholders which are received after the applicable deadline likely will not be considered timely for consideration by our Nominating and Corporate Governance Committee for next year’s annual meeting.

OTHER MATTERS

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If other matters properly do come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as recommended by the Board, of if no recommendation is given, in their own discretion.

The Company will send instructions to shareholders entitled to notice of the Annual Meeting regarding how to access this proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2017. The Annual Report includes the financial statements and management’s discussion and analysis of financial condition and results of operations. The costs of preparing, assembling, mailing and soliciting the proxies will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, facsimile, personal interviews and other methods of communication.

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of proxy materials for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our proxy statement to your address. If you want to receive separate copies of the proxy materials in the future, or you are receiving multiple copies and would like to receive only one copy per household, you should contact your stockbroker, bank or other nominee record holder, or you may contact us at the address or telephone number below. In any event, if you did not receive an individual copy of this proxy statement, we will send a copy to you if you address your written request to, or call, Anthony K. Chan, Chief Financial Officer of Borqs Technologies, Inc., Building B23-A, Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing 10015, China, telephone number (86) 10-5975-6336.

Copies of the documents referred to above that appear on our website are also available upon request by any shareholder addressed to our corporate Secretary, Borqs Technologies, Inc., Building B23-A, Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing 10015, China.

BORQS TECHNOLOGIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS – DECEMBER 18, 2018 AT 10:00 AM (BEIJING TIME)
CONTROL ID:
REQUEST ID:

The undersigned hereby appoint(s) each of Pat Chan and Anthony Chan with the power of substitution and resubstitution to vote any and all shares of capital stock of Borqs Technologies, Inc. (the "Company") which the undersigned would be entitled to vote as fully as the undersigned could do if personally present at the Annual Meeting of the Company, to be held on December 18, 2018, at 10:00 A.M. Beijing Time, and at any adjournments thereof at Building B23-A, Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing 100015, China, hereby revoking any prior proxies to vote said stock, upon the following items more fully described in the notice of any proxy statement for the Annual Meeting (receipt of which is hereby acknowledged):

This proxy, when properly executed, will be voted in the manner directed herein.  If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

	MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
	INTERNET:	https://www.cstproxy.com/borqs/2018
	PHONE:	866-894-0536

ANNUAL MEETING OF THE SHAREHOLDERS OF BORQS TECHNOLOGIES, INC.	PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1		FOR	WITHHELD
Election of Directors

	Lawrence Chow	☐	☐		CONTROL ID:
	Ji Li	☐	☐		REQUEST ID:
Proposal 2		FOR	AGAINST	ABSTAIN
	To ratify the appointment of Ernst and Young Hua Ming LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE; UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES ON PROPOSAL NUMBER 1 AND FOR APPROVAL ON PROPOSAL NUMBER 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date and return this Proxy promptly using the accompanying postage pre-paid envelope. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CELLULAR BIOMEDICINE GROUP, INC.

MARK HERE FOR ADDRESS CHANGE   ☐ New
Address (if applicable):

____________________________

____________________________

____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2018

(Print Name of Shareholder and/or Joint Tenant)

(Signature of Shareholder)

(Second Signature if held jointly)